UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2015

Advanced Drainage Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36557	51-0105665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4640 Trueman Boulevard, Hilliard, Ohio 43026

(Address of principal executive offices) (Zip Code)

(614) 658-0050

(Registrant’s telephone number, including area code)

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mark B. Sturgeon

On November 3, 2015, Mark B. Sturgeon, the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of Advanced Drainage Systems, Inc. (the “Company”) notified the Company of his intention to retire from the Company effective March 31, 2016 and that effective November 9, 2015 he would step down as the Company’s Chief Financial Officer, Secretary and Treasurer. Mr. Sturgeon will remain employed as an Executive Vice President of the Company until his retirement on March 31, 2016.

Appointment of Scott A. Cottrill

On November 9, 2015, the Board of Directors of the Company appointed Scott A. Cottrill, age 50, to serve as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Cottrill comes to the Company with extensive financial reporting, accounting and corporate finance experience. From 2012 to November of 2014 Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November of 2014 to February of 2015 as an Executive Vice President. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998 Mr. Cottrill holds a Bachelor of Science degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant.

In connection with Mr. Cottrill’s appointment, the Company and Mr. Cottrill entered into an executive employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Cottrill is entitled to an annual base salary of $455,000 and is eligible to participate in the Company’s Officer Annual Cash Incentive Plan, with an initial annual targeted cash bonus of 75% of his base salary, with prorated participation for the current fiscal year ending March 31, 2016. Mr. Cottrill will be eligible to receive, at a later date, equity based awards of restricted stock with a value of $300,000 and non-qualified stock options with a value of $500,000, subject to approval by the Company’s Board of Directors.

Mr. Cottrill is also entitled under the Employment Agreement to certain standard benefits, including vacation, sick leave, and life and long and short term disability insurance. As part of the terms of his employment Mr. Cottrill will receive a lump sum cash bonus during 2016 if and to the extent that he is ineligible to receive a participant allocation of the Company’s preferred stock under the Company’s tax-qualified employee stock ownership plan for the plan year ending March 31, 2016. Mr. Cottrill will also receive certain perquisites consistent with those provided to other senior executive officers, including the use of a Company-owned or leased car and reimbursement for pre-approved country club or fitness membership dues. Mr. Cottrill is also eligible for pre-approved personal use of Company-owned or leased aircraft, subject to reimbursement to the Company of the aggregate cost of the aircraft for all (actual and ferry) flight hours associated with routine personal usage. Mr. Cottrill will also receive relocation support and expense reimbursement pursuant to the Company’s executive relocation policy as well as an allowance to offset travel costs for Mr. Cottrill and his family while in the process of relocating.

The Employment Agreement is effective through March 31, 2018, unless terminated by Mr. Cottrill or the Company, and provides for automatic one-year renewal periods. The Employment Agreement may be terminated with or without “Cause” (as defined in the Employment Agreement). In the event the Employment Agreement is terminated by the Company without Cause, Mr. Cottrill will be entitled to receive, as severance, 18 months of continued compensation. In the event the Employment Agreement is terminated by the Company with Cause, Mr. Cottrill will be entitled to receive accrued but unpaid compensation. The Employment Agreement also includes a two-year non-competition and non-solicitation provision, certain confidentiality covenants, and a provision requiring assignment of any of his Company-related inventions to the Company.

The Company has also entered into an indemnification agreement with Mr. Cottrill in substantially the form of the Company’s standard form of indemnification agreement for directors and officers. Such form of indemnification agreement was included as Exhibit 10.17 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-194980), filed on June 6, 2014, and is incorporated herein by reference.

The description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On November 9, 2015, the Company issued a press release announcing the retirement of Mr. Sturgeon and the appointment of Mr. Cottrill as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement, dated November 9, 2015, by and between the Company and Scott A. Cottrill.

99.1	Press release, dated November 9, 2015, issued by Advanced Drainage Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2015

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Joseph A. Chlapaty
Joseph A. Chlapaty
President and Chief Executive Officer